                               EXHIBIT A    (11)


                       COMPUTATION OF EARNINGS PER SHARE

        Set forth below are computations, on a primary basis and on a fully diluted basis in accordance with subparagraph (b)(11) of Item 601 of Regulation S-K of the Securities and Exchange Commission, of earnings per share of the Common Stock, without par value, of Registrant for each of the three years ended December 31, 1995, 1994 and 1993, respectively:

(DOLLARS IN MILLIONS, EXCEPT PER SHARE)
                                                                1995              1994                1993
                                                             -----------      -----------        -------------
Primary:
Net Income                                                        $611.0           $567.0               $387.8
  Adjusted average number of common shares
  outstanding                                                153,949,022      153,133,492          149,895,685
  Primary earnings per share                                       $3.97            $3.70                $2.59
Fully Diluted:
  Net Income                                                      $611.0           $567.0               $387.8
  Add after-tax interest expense applicable
     to 6.875% Convertible Debentures due 2003                        --               --                  3.4
                                                             -----------      -----------        -------------
Adjusted Net Income                                               $611.0           $567.0               $391.2
Adjusted average number of shares
   outstanding                                               154,215,273      153,133,492          151,773,777
Fully diluted earnings per share                                   $3.96            $3.70                $2.58


        The foregoing computations do not reflect any significant potentially dilutive effect Registrant's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Preferred Stock or Common Stock of Registrant are issued upon the exercise of such Rights. Reference is made to the Note 18, captioned "Preferred Stock Purchase Rights Plan", in the Notes to Financial Statements set forth in Item 8 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995, at page 49.


                                    X-11-1